Exhibit 10.4

FORM OF

FRANKLIN FINANCIAL CORPORATION

STOCK-BASED DEFERRAL PLAN

1.	Purpose.

This Franklin Financial Corporation Stock-Based Deferral Plan (the “Plan”) provides Directors and certain Eligible Officers of Franklin Financial Corporation and its affiliates with the opportunity to elect to defer compensation received for their service and, thereby, accumulate additional shares of Franklin Financial Corporation common stock. The Plan is intended to constitute a deferred compensation plan that satisfies the requirements of Section 409A of the Code.

2.	Definitions.

As used in the Plan, the following terms have the meanings indicated:

Board means the Board of Directors of the Company.

Change in Control shall mean a change in control as defined in Internal Revenue Code Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)	Change in ownership: a change in ownership of the Company, a corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of the Company stock constituting more than 50% of the total fair market value or total voting power of the Company stock,

(b)	Change in effective control: (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of the Company stock possessing 30% or more of the total voting power of the Company stock, or (ii) a majority of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Board, or

(c)	Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Company’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Company assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Notwithstanding the foregoing, a Change in Control shall not occur as a result of a second step conversion of Fairfield County Bank.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Compensation Committee of the Board or any other committee of the Board designated as the administrator of the Plan.

Company means Franklin Financial Corporation and its successors.

Company Stock means the common stock of the Company.

Compensation means (i) in the case of a Participant who is a Director, the cash retainer fees, meeting (board and committee) fees and other cash compensation payable to the Participant in connection with his or her service on the Board or the board of directors of any affiliate of the Company for any Plan Year and (ii) in the case of a Participant who is an Eligible Officer, base salary and any cash incentive compensation.

Deferred Stock Account means a bookkeeping account reflecting the investment of a Participant’s deferred Compensation in Company Stock Units and any adjustments thereto.

Director means a member of the Board.

Effective Date means                         , 2011.

Eligible Officer means an officer of the Company or an affiliate of the Company who is designated by the Board as eligible to defer Compensation through the Plan.

Participant means a Director or Eligible Officer who elects to defer Compensation through the Plan.

Plan Year means the calendar year.

Separation from Service is intended to have the same meaning as under Code section 409A and any regulations or guidance issued under such provision.

Stock Unit means a hypothetical share of Company Stock. Each Stock Unit held in a Deferred Stock Account shall be deemed to have the same value, from time to time, as a share of Company Stock.

Trust means a trust created for the purposes specified in Section 10.

3.	Participation in the Plan.

A Director serving on the Board of the Company shall be eligible to participate in the Plan as of the Effective Date. A Director who joins the Board following the Effective Date shall be eligible to participate in the Plan upon his or her first day of service as a Participant. An officer of the Company or an affiliate shall participate in the Plan only upon designation as an Eligible Officer by the Board. Participation in the Plan by a Director or Eligible Officer shall commence upon the submission of a timely deferral election form to the Committee in the manner prescribed below.

4.	Deferrals.

(a)	A Participant may elect to defer the payment of Compensation (in increments of 1% up to 100% or in a specified dollar amount) that would otherwise be payable in cash during the Plan Year by completing a deferral election. A deferral election must specify the applicable percentage of Compensation that the Participant wishes to defer. A deferral election shall pertain to all Compensation payable during a Plan Year.

(b)	A deferral election must be in writing and be delivered to the Company prior to the start of the Plan Year (or, in the case of an Eligible Officer who elects to defer performance-based incentive compensation, not later than June 30 of the year to which the compensation relates) to which it pertains. A deferral election shall be irrevocable and may not be amended with respect to the Plan Year to which it pertains. A deferral election may be made only for a single Plan Year.

(c)	All amounts deferred under the Plan shall be held as Stock Units. With respect to all amounts for which a deferral election is made, the Company shall transfer such amounts to the Trust as soon as is reasonably practicable after the time when the Compensation otherwise would have been payable in cash to the Participant (or pursuant to a Participant’s election under Section 17) or at such other times as the Committee, in its sole discretion, shall determine. Thereafter, the trustee of the Trust shall determine the number of Stock Units to be credited to an individual Participant’s Deferred Stock Account by reference to the total number of shares of Company Stock acquired by the Trust with the proceeds of each transfer and the proportion that the Participant’s Compensation included in such transfer bears to the total of all Compensation transferred.

5.	Stock Unit Accounting.

(a)	All Stock Units credited to a Participant’s Deferred Stock Account shall be credited with hypothetical cash dividends equal to the cash dividends that are declared and paid on Company Stock if any. On each record date, the Company shall determine the amount of cash dividends to be paid per share of Company Stock. On the payment date of such dividend, the Company shall credit an equal amount of hypothetical cash dividends to each Stock Unit. The hypothetical cash dividends shall be converted into Stock Units by reference to the reinvestment of such dividends by the trustee of the Trust as set forth in Section 7.

(b)	Stock Units may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered.

6.	Distribution of Accounts.

(a)	A Participant may elect the timing of distributions from the Participant’s Deferred Stock Account. Distributions from a Participant’s Deferred Stock Account shall commence at one of the following specified events elected by the Participant:

(i)	the Participant’s Separation from Service for any reason (including resignation or death); or

(ii)	a specified number of years between one year and five years after the Participant’s Separation from Service.

In addition, a Participant may make a separate election for distributions to commence at a Change in Control.

(b)

If a Participant does not make an election under subsection (a)(ii), distribution of the Participant’s Deferred Stock Account shall commence at Separation from Service. Prior to Separation from Service, a Participant who has previously elected commencement at Separation from Service (or made no previous election) may make one subsequent election. The subsequent election must be submitted at least twelve months prior to Separation from Service and shall take effect twelve months after the date on which it is submitted. The subsequent distribution election must elect the specified time under subsection (a)(ii) as five years after Separation from Service. The Committee may establish additional procedures, conditions, and limitations relating to the submission of a subsequent election.

(c)	A Participant’s Accounts shall be distributed in a single lump sum payment, unless the Participant elects to receive a distribution in equal annual installments over at least two and not more than 10 years.

(d)	Payment of Stock Units shall be made only in whole shares of Company Stock equal to the number of whole Stock Units. Fractional shares shall be disregarded for distribution purposes.

(e)	Despite any contrary provision of this Plan, if, when the Participant’s service terminates, the Participant is a “specified employee,” as defined in Code Section 409A, and if any payments under Article 6 of this Agreement will result in additional tax or interest to the Participant because of Section 409A, the Participant shall not be entitled to the payment under Article 6 until the earliest of (i) the date that is at least six months after termination of the Participant’s employment for reasons other than the Participant’s death, (ii) the date of the Participant’s death, or (iii) any earlier date that does not result in additional tax or interest to the Participant under Section 409A. If any provision of this Agreement would subject the Participant to additional tax or interest under Section 409A, the Company shall reform the provision. However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest.

7.	Trust.

(a)	As soon as practicable after the Effective Date, the Company shall establish a trust for the purposes set forth in this Plan. The Company shall from time to time transfer to the Trust cash in an amount equal to Participants’ deferred Compensation (including amounts transferred pursuant to a Participant’s election under Section 17) for the purpose of acquiring shares of Company Stock. In no event shall the Company issue or contribute shares of Company Stock directly to the Trust.

(b)	The Trust and its assets shall remain subject to the claims of the Company’s creditors. All benefit obligations under this Plan shall be paid from the general assets of the Company, which shall include the assets of the Trust in the event of the Company’s insolvency. Any interest that the Participant may be deemed to have under this Plan may not be sold, hypothecated or transferred (including, without limitation, transfer by gift), except by will or the laws of descent and distribution. Shares issued to the Trust shall be issued in the name of the trustee. The trustee shall invest all cash dividends on Company Stock in additional shares of Company Stock. Unless otherwise determined by the Committee, a Participant shall have the right to direct the trustee as to the voting of the number of shares of Company Stock equal to the aggregate number of Stock Units in the Participant’s Deferred Stock Account.

(c)	The Company shall bear all expenses associated with the acquisition of Company Stock by the Trust and the maintenance of the Trust

8.	No Acceleration of Benefits.

Notwithstanding any other provision in this Plan to the contrary, the time or schedule for any payment of a Participant’s Deferred Stock Account under this Plan shall not be accelerated under any circumstances.

9.	Effect of Stock Dividends and Other Changes to Company Stock.

In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock, the number and kind of shares of Company Stock to be subject to the Plan and the maximum number of shares which are authorized for distribution under the Plan shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.

10.	Interpretation and Administration of the Plan.

The Committee shall administer, construe and interpret the Plan. Any decision of the Committee with respect to the Plan shall be final, conclusive and binding upon all Participants. The Committee may act by a majority of its members. The Committee may authorize any member of the Committee or any officer of the Company to execute and deliver documents on behalf of the Committee. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel. The Committee may designate an officer of the Company to be authorized to take or cause to be taken such actions of a ministerial nature as necessary to effectuate the intent and purposes of the Plan, including issuing Company Stock for the Plan, maintaining records of the Plan, and arranging for distributions in accordance with this Plan document. The Committee shall interpret this Plan for all purposes in accordance with Code Section 409A and the regulations thereunder and any provision of the Plan shall be deemed modified to the extent necessary to comply with Code Section 409A and the regulations thereunder.

11.	Term of the Plan.

The Plan shall become effective as of the Effective Date and continue in effect unless terminated by action of the Board. Any termination of the Plan by the Board shall not alter or impair any of the rights or obligations for any benefit previously deferred under the Plan.

12.	Termination or Amendment of the Plan.

The Board may suspend or terminate the Plan or revise or amend the Plan in any respect; provided, any amendment or termination of the Plan shall not adversely affect a Participant with respect to any benefit previously deferred under the Plan; provided, however, that approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by applicable law, rule or regulation.

13.	Rights Under the Plan.

The Plan shall not constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain any person as a Director or employee for any period of time.

14.	Beneficiary.

A Participant may designate in writing delivered to the Committee, one or more beneficiaries (which may include a trust) to receive any distributions under the Plan after the death of the Participant. If a Participant fails to designate a beneficiary, or no designated beneficiary survives the Participant, any payments to be made with respect to the Participant after death shall be made to the personal representative of the Participant’s estate.

15.	Notice.

All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (i) if to the Company – at its principal business address to the attention of the Chairman of the Committee; (ii) if to any Participant – at the last address of the Participant known to the sender at the time the notice or other communication is sent.

16.	Construction.

The Plan shall be construed and enforced according to the laws of the State of Connecticut, unless federal law applies. All transactions under this Plan shall also be subject to compliance with applicable securities laws. Reference to one gender includes the other, and references to the singular and plural include each other.

17.	Special Transfer Rule.

A Participant who, as of the Effective Date, is a participant in the 2001 Deferred Compensation Plan for Directors and Senior Officers of Franklin Federal Savings Bank, 2006 Deferred Compensation Plan for Directors and Senior Officers of Franklin Federal Savings Bank, 2008 Deferred Compensation Plan for Directors and Senior Officers of Franklin Federal Savings Bank, and 2009 Deferred Compensation Plan for Directors and Senior Officers of Franklin Federal Savings Bank (collectively referred to herein as the “Prior Plans”) may elect not later than 30 days after the Effective Date to effect a one-time transfer to this Plan of all or any portion of the amounts accrued by the Company as of                            , 2011, with respect to the Participant’s benefits under any of the Prior Plans. All transferred amounts shall be treated in the same manner as any other compensation deferred under this Plan and shall, for all purposes, be subject to the provisions of this Plan. A Participant who elects to make a transfer from the Prior Plans shall acknowledge in writing at the time of election that the Participant’s participation in the Prior Plans shall cease effective with such transfer. All distribution elections made under the Prior Plans will be in effect for this Plan.

18.	Prior Plans

A funds transferred into this Plan from the Prior Plans by operation of Section 17 shall be subject to the benefit and distribution provisions and/or elections of the appropriate Prior Plan.

This Plan was approved by the Board of Directors effective                    , 2011 and is hereby executed by a duly authorized officer of the Bank on                                     , 2011.

Duly Authorized Officer

ATTEST:

, 2011